Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL MUTUAL RELEASE

This Settlement Agreement and General Mutual Release (“Agreement”) is entered into effective this 15th day of May, 2020 by and between Crown Bridge Partners, LLC, a New York limited liability company (“Crown”) and Blow & Drive Interlock Corporation, a Delaware corporation (“BDIC”). Crown and BDIC shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on March 2, 2020, BDIC closed a transaction with Crown that was the subject of a Securities Purchase Agreement (the “Crown SPA”) and corresponding Convertible Promissory Note (the “Crown Note”), both dated February 25, 2020. Under the Crown SPA and the Crown Note, BDIC issued Crown the Crown Note in the principal amount of Fifty Thousand Dollars ($50,000) in exchange for Forty Three Thousand Two Hundred Fifty Dollars ($43,250), with the remaining going to an original issuance discount of $5,000 and $1,750 for Crown’s legal counsel for drafting the loan documents. The Crown Note bears interest at Ten Percent (10%) per annum and matures twelve (12) months from the issue date of the Crown Note;

WHEREAS, connection with the Crown SPA and Crown Note, BDIC issued Crown a warrant to acquire 416,666 shares of its common stock at an initial exercise price of $0.12 per share, which expires on the fifth anniversary of the warrant (the “Crown Warrant” and together with the Crown SPA and Crown Note, the “Crown Agreements”);

WHEREAS, the Parties now desire to have BDIC pay Fifty Thousand Dollars ($50,000) to Crown, in exchange for Crown giving up all rights to any other consideration under the Crown Agreements, with each Party giving the other Party a full, general release for any all claims related to the Crown Agreements;

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, without admitting or denying any wrongdoing by any Party hereto, the Parties covenant, promise and agree as follows:

AGREEMENT

1. In full satisfaction of any and all cash, securities or other consideration BDIC owes Crown under the Crown Agreements, the Parties agree that BDIC will pay Crown Fifty Thousand Dollars ($50,000) (the “Consideration”) on or before May 18, 2020 (the “Deadline”). To evidence the full satisfaction of the Crown Note, upon Crown’s receipt of the Consideration on or before the Deadline, Crown will deliver a signed version of the Notice of Debt Satisfaction attached hereto as Exhibit A. To evidence the surrender of the Crown Warrant, upon Crown’s receipt of the Consideration on or before the Deadline, Crown will deliver a signed version of the Surrender of Warrant attached hereto as Exhibit B. Crown acknowledges and agrees that upon receipt of this signed Agreement and the Consideration on or before the Deadline, Crown will not own any securities of BDIC, and will not be owed any money or securities from BDIC, as a result of the Crown Agreements.

2. [Intentionally Omitted].

3. In exchange for the Consideration and the Crown Release as defined herein, BDIC agrees to fully release Crown from all obligations under the Crown Agreements as set forth herein.

4. In exchange for the Consideration and the BDIC Release as defined herein, Crown agrees to fully release BDIC from all obligations under the Crown Agreements as set forth herein.

5. Effective with the signing of this Agreement by Crown, BDIC and its respective agents, affiliates, divisions, predecessors, successors and assigns, hereby release Crown, and each and all of his present and former agents, officers, directors, attorneys, and employees, from and against any and all claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which it may now or hereafter have or claim to have against Crown under the Crown Agreements (the “BDIC Release”). This release of claims and defenses shall not alter the prospective duties or representations between the Parties under this Agreement.

6. Effective with the signing of this Agreement by BDIC, Crown and its respective agents, affiliates, divisions, predecessors, successors and assigns, hereby release BDIC, and each and all of its present and former agents, officers, directors, attorneys, and employees, from and against any and all claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which it may now or hereafter have or claim to have against BDIC under the Crown Agreements (the “Crown Release”). This release of claims and defenses shall not alter the prospective duties or representations between the Parties under this Agreement.

7. The Parties acknowledge and agree that these releases apply to all claims that they may have against the other Party arising out of, or pertaining to the Crown Agreements, including, but not limited to, causes of action, injuries, damages, claims for costs or losses to a Party’s person and property, real or personal, whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent. The Parties agree not to file any complaints, causes of action, or grievances with any governmental, state or county entity against the other Party arising out of, or pertaining to the Crown Agreements. The Parties acknowledge and agree that the releases do not apply to any claims either Party may have against the other regarding this Agreement.

8. The Parties expressly agree and understand that the above releases will be effective as of the date of the Parties signing this Agreement, provided that BDIC complies with the terms of this Agreement.

9. Section 1542 Release. It is understood and agreed by both Parties that all rights under an applicable provision similar to Section 1542 of the Civil Code of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,”

are hereby expressly waived. The Parties acknowledge, agree and understand the consequences of a waiver of Section 1542 of the California Civil Code, or a like applicable provision, and assume full responsibility for any and all injuries, damages, losses or liabilities that may hereinafter arise out of or be related to matters released hereunder. The Parties understand and acknowledge that the significance and consequence of this waiver of Section 1542 of the Civil Code, or a like applicable provision, is that even if a Party should eventually suffer additional damages from the Crown Agreements, it will not be permitted to make any claim for those damages. Furthermore, the Parties acknowledge that they intend these consequences even as to claims for damages that may exist as of the date of the signing of this Agreement but which the Parties do not know exist, and which, if known, would materially affect the Party’s decision to execute this Agreement, regardless of whether the Party’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause. The Parties acknowledge and agree that the releases do not apply to any claims either Party may have against the other regarding the Settlement or this Agreement.

10. The Parties acknowledge and agree that they will not defame or disparage the services, business, integrity, veracity, or personal or professional reputation of the other Party or any the other Party’s directors, officers, employees, affiliates, or agents of any of the foregoing in either a professional or personal manner; provided that the Parties may testify and respond truthfully to any questions from or on behalf of the themselves or any of its affiliates, or in any legal proceeding, arbitration or governmental investigation, or in any circumstances in which an answer may be legally compelled.

11. Each Party acknowledges and represents that, in executing this Agreement, such Party has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

12. This Agreement pertains to a disputed claim and does not constitute an admission of liability by any Party for any purpose, except as otherwise provided herein.

13. This Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the Parties to be charged with such modification.

14. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

15. All notices and other required or permitted communications shall be in writing, and shall be addressed as follows:

If to BDIC:	Blow & Drive Interlock Corporation
1427 S. Robertson Blvd.
Los Angeles, CA 90035
Attn. David Haridim, Chief Executive Officer
E-mail: info@blowanddrive.com
Fax:_______________

With a copy to (which shall not constitute notice):

Law Offices of Craig V. Butler
300 Spectrum Center Drive, Ste 300
Irvine, CA 92618
Attn. Craig V. Butler, Esq.
E-mail: cbutler@craigbutlerlaw.com
Fax: (949) 209-2545

If to Crown:	CROWN BRIDGE PARTNERS, LLC
1173a 2nd Avenue, Suite 126
New York, NY 10065
E-mail: Info@CrownBridgeCapital.com

All notices shall be given (a) by personal delivery to the party, (b) by facsimile, (c) by e-mail, or (d) by overnight or other express courier services. All notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt. Either Party may change its address by notice to the other Party.

16. In the event of any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Agreement, arising out of a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing Party shall recover all of such Party’s attorneys’ fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

17. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the governing laws under the Crown Agreements including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Venue for any action brought under this Agreement shall be the venue specified in the Crown Agreements.

18. This Agreement sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

19. Party has had the opportunity to have its legal counsel review this Agreement on its behalf. If an ambiguity or question of law or intent arises with respect to any provision of this Agreement, the Agreement will be construed as if drafted jointly by the Parties. The Parties expressly agree that the construction and interpretation of this Agreement shall not be strictly construed against the drafter.

20. Notwithstanding anything herein to the contrary, this Agreement shall be null and void and of no further or effect if BDIC fails to pay the Consideration to Crown on or before the Deadline.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

“BDIC”		“Crown”

Blow & Drive Interlock Corporation, Inc.		Crown Bridge Partners, LLC
a Delaware corporation		a New York limited liability company

By:	David Haridim	By:
Its:	Chief Executive Officer	Its:

Exhibit A

Notice of Full Debt Satisfaction

Pursuant to that certain Settlement Agreement and General Mutual Release dated May 15, 2020 (the “Agreement”) by and between Crown Bridge Partners, LLC, a New York limited liability company (“Crown”) and Blow & Drive Interlock Corporation, a Delaware corporation (“BDIC”), Crown is surrendering that certain Convertible Promissory Note dated February 25, 2020 issued by BDIC to Crown in the principal amount of $50,000 (the “Note”) in exchange for the Consideration (as defined in the Agreement). As noted in the Agreement, this Notice of Full Debt Satisfaction is the documentation required by the Parties to evidence Crown’ surrender of the Note and that Crown considers all amounts due under the Note to be fully-satisfied upon the closing of the transactions contemplated in the Agreement.

By signing below, at the closing of the Agreement (as defined in the Agreement) Crown irrevocably extinguishes all amounts owed to it from BDIC under the Note, and such amount shall be deemed to be paid and satisfied in full, in exchange for the consideration owed to Crown under the Consideration.

Crown Bridge Partners, LLC, a Delaware limited liability company

Signature: ___________________________________________________

Print Name: _________________________________________________

Title: ______________________________________________________

Address: __________________________________________________

__________________________________________________

Exhibit B

Surrender of Warrant

FOR VALUE RECEIVED, the undersigned does hereby cancel any rights to warrants to acquire 416,666 shares of BDIC’s common stock at an exercise price of $0.12 per share of BDIC common stock. These warrants are being cancelled pursuant to the terms of that certain Settlement Agreement and Mutual General Release by and between Crown Bridge Partners, LLC, a New York limited liability company (“Crown”) and Blow & Drive Interlock Corporation, a Delaware corporation (“BDIC”), dated May 15, 2020.

IN WITNESS HEREOF, the party below has executed this Surrender of Warrant as of the date indicated by his signature below.

Crown Bridge Partners, LLC

Dated: May 15, 2020
By:
Its: